UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2012 (October 30, 2012)

American Realty Capital Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-180274	32-0372241
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

FedEx Ground – Independence, Kansas

On October 30, 2012, American Realty Capital Trust IV, Inc. (the “Company”), through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in a FedEx Ground distribution facility located in Independence, Kansas for a contract purchase price of $2.5 million. The seller of the property was 2011 Independence, LLC. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition of the property with cash from its ongoing initial public offering.

The property contains approximately 23,400 rentable square feet and is 100% leased to FedEx Ground Package System, Inc., a wholly owned subsidiary of FedEx Corporation (NYSE: “FDX”). The lease had an original lease term of 10 years and expires in May 2022.  The lease contains two renewal options of five years each. The first renewal option contains a 10% rental increase and the second renewal option contains a 5% rental increase. Under the terms of the lease, the tenant is responsible for base rent and certain operating expenses, excluding costs to maintain the exterior structure of the building and certain maintenance repairs. The annualized straight line rental income for the initial lease term is $0.2 million.

FedEx Ground – Ottumwa, Iowa

On October 30, 2012, the Company, through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in a FedEx Ground distribution facility located in Ottumwa, Iowa for a contract purchase price of $3.0 million, exclusive of closing costs. The seller of the property was 2011 Ottumwa, LLC. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition of the property with cash from its ongoing initial public offering.

The property contains approximately 29,300 rentable square feet and is 100% leased to FedEx Ground Package System, Inc., a wholly owned subsidiary of FedEx Corporation (NYSE: “FDX”). The lease had an original lease term of 10 years and expires in April 2022.  The lease contains two renewal options of five years each. The first renewal option contains a 10% rental increase and the second renewal option contains a 5% rental increase.  Under the terms of the lease, the tenant is responsible for base rent and certain operating expenses, excluding costs to maintain the exterior structure of the building and certain maintenance repairs. The annualized straight line rental income for the initial lease term is $0.2 million.

CVS Pharmacy – New Castle, Pennsylvania

On October 31, 2012, the Company, through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in a CVS Pharmacy located in New Castle, Pennsylvania for a contract purchase price of $3.1 million, exclusive of closing costs.. The seller of the property was Eighteen-o-Three Wilmington Rd LLC. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition of the property with cash from its ongoing initial public offering.

The property contains 10,000 rentable square feet and is 100% leased to CVS Caremark Corporation (NYSE: “CVS”). The lease had an original lease term of 20 years and expires in January 2025.  The lease contains no rental escalations and five renewal options of five years each.  Under the terms of the lease, the tenant is responsible for base rent and certain operating expenses, excluding costs to maintain the exterior structure of the building and certain maintenance repairs. The annualized straight line rental income for the initial lease term is $0.2 million.

A copy of the press release announcing the Company’s acquisition of two FedEx distribution facilities located in Independence, Kansas and Ottumwa, Iowa and a CVS pharmacy located in New Castle, Pennsylvania is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of FedEx Corporation and CVS Caremark Corporation as described under Item 2.01 of this Current Report on Form 8-K.

FedEx Corporation and CVS Caremark Corporation currently file their financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding FedEx Corporation and CVS Caremark Corporation are taken from such filings:

FedEx Corporation

	Year Ended
(Amounts in Millions)	Three Months Ended August 31, 2012 (Unaudited))	May 31, 2012 (Audited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)
Statements of Operations Data
Revenues	$10,792	$42,680	$39,304	$34,734
Operating income	742	3,186	2,378	1,998
Net income	459	2,032	1,452	1,894

(Amounts in Millions)	August 31, 2012 (Unaudited)	May 31, 2012 (Audited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$30,691	$29,903	$27,385	$24,902
Long-term debt	2,242	1,250	1,667	1,668
Total common stockholders’ investment	15,024	14,727	15,220	13,811

CVS Caremark Corporation

	Year Ended
(Amounts in Millions)	Six Months Ended June 30, 2012 (Unaudited))	December 31, 2011 (Audited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)
Statements of Operations Data
Net Revenues	$61,512	$107,100	$95,778	$98,215
Operating profit	3,111	6,330	6,137	6,425
Net income attributed to CVS Caremark	1,742	3,461	3,427	3,696

(Amounts in Millions)	June 30, 2012 (Unaudited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$65,589	$64,543	$62,169	$61,641
Long-term debt	9,208	9,208	8,652	8,756
Total common stockholders’ equity	37,913	38,051	37,700	35,768

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated November 1, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST IV, INC.

Date: November 1, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors